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Exhibit 99.1

For Immediate Release

UnitedGlobalCom Announces Record Date and Pricing of
$1.0 Billion Rights Offering

        Denver, Colorado—January 20, 2004: UnitedGlobalCom, Inc. (UGC) (Nasdaq: UCOMA), announced today the pricing and record date of its previously announced $1.0 billion rights offering. Under the terms of the offering, UGC will distribute to its stockholders of record at the close of business on Wednesday, January 21, 2004, the record date, transferable subscription rights to purchase up to $1.0 billion of shares of Class A, Class B and Class C common stock of UGC at a per share subscription price of $6.00.

        Each holder of record of common stock will receive 0.28 subscription rights for each share of common stock held by the holder on the record date. Each whole Class A right will entitle each holder of record to purchase one share of Class A common stock, each whole Class B right will entitle each holder of record to purchase one share of Class B common stock and each whole Class C right will entitle each holder of record to purchase one share of Class C common stock. In addition, each rightsholder who exercises all of its rights will be entitled to subscribe, at the same per share subscription price, for up to that number of shares of common stock that are not purchased by other holders of the same class of rights. The rights offering will expire at 5:00 p.m., New York City time, on February 6, 2004, unless UGC extends it. UGC has applied to list the rights on the Nasdaq National Market.

        UGC intends to use the proceeds of this rights offering for working capital and general corporate purposes, including future acquisitions and repayment of outstanding indebtedness.

        This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

        No prospectus related to the rights offering has been, or will be, filed for registration with any authority outside of the United States. The rights and shares of common stock are not being, and except in the limited circumstances set out in the prospectus may not be, offered or sold to any person outside the United States.

        The shares of common stock may only be offered by means of a prospectus. The prospectus, rights certificates and related documents will be mailed to stockholders of record and will also be made available, as applicable, for distribution to beneficial owners of UGC's common stock. Copies of the prospectus related to the rights offering may be obtained by contacting the Information Agent for the rights offering, Mellon Investor Services LLC at 1-888-684-7182.

About UnitedGlobalCom:

        UGC is the largest international broadband communications provider of video, voice, and high-speed Internet services with operations in 15 countries. Based on UGC's operating statistics at September 30, 2003, the company's networks pass 12.6 million homes and serve over 9 million RGUs, including 7.4 million video subscribers, 717,900 voice subscribers and 868,000 high-speed Internet access subscribers.

        Note: Except for historical information contained herein, this news release contains forward looking statements which involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include regulatory approvals, as well as other factors detailed from time to time in UGC's filings with the Securities and Exchange Commission.

Contact:

Rick Westerman, CFO UnitedGlobalCom, Inc.
Tel:	(303) 220-6647
Fax:	(303) 770-3464
Email:	rwesterman@unitedglobal.com

        Please visit our website at www.unitedglobal.com for further information about the company.

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UnitedGlobalCom Announces Record Date and Pricing of $1.0 Billion Rights Offering